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EXHIBIT 99.1

Wind River Revises Second Quarter Outlook

Company Continues Focus on Operational Efficiency

    ALAMEDA, Calif. (BUSINESSWIRE) July 31, 2001 — Wind River Systems, Inc. (Nasdaq:WIND), a leading provider of software and services for connected smart devices, announced today that the company has continued to experience a significant slowdown in customer spending. The company expects revenue for the second quarter, ended July 31, 2001 to be in a range of $79-$82 million, down 19-22% as compared with the second quarter of last year. The company expects to report a loss per share in a range between 7-9 cents on a pro forma basis for the second quarter. The company's prior guidance had been expected earnings of 1-3 cents per share on revenue of $96-$99 million in the second quarter. Earnings for the second quarter will be reported on August 16, 2001.

    Wind River also intensified its previous commitment to cost control measures announced earlier in the quarter. Those measures include increasing the previously announced reduction of the overall worldwide work force from 12-15% to approximately 20% or 400 employees in total. The company will also continue cost saving measures as previously announced including further reducing contractor expenses and closing North American offices on selected days in the third quarter. Throughout the second quarter the company developed plans to consolidate some organizations and facilities around the world. In addition, the company will focus product development only on core technologies to continue growth in the company's key markets. In aggregate, the company expects these and other cost control measures to reduce operating expenses for Q3 to levels between $65-$68 million as compared with operating expenses of $80 million in the first quarter of this year. The company will release detailed guidance on August 16, 2001 but expects revenue in Q3 will be up slightly from Q2 levels.

    "The business environment has continued to get tougher for many of our customers and has resulted in increasingly unpredictable purchasing behaviors. This was particularly evident in the communications and storage markets," said Tom St. Dennis, president and chief executive officer of Wind River "We continue to believe in our long-term opportunities, but it is unclear when the environment will improve. To manage through this uncertainty, we are carefully balancing the challenge of resizing our business for near-term profitability with our continued commitment to investing in our product development and our infrastructure."

    "On the positive side for the quarter, our professional services bookings picked up versus Q1 levels. This could be one indicator that many of our customers are returning to new development projects in order to build the products necessary for their own future growth," continued St Dennis. "In addition, it appears that our aerospace/defense, automotive, and industrial measurement and control businesses have been less impacted by the challenging environment."

    "During the quarter, we continued to build on the investments we have made in solution level products with the introduction of Tornado® for Intelligent Network Acceleration and Tornado for Industrial Automation. These products are scheduled for customer release in the third quarter and will broaden our existing portfolio that already includes Tornado for Managed Switches and Tornado for Home Gateways. These integrated solutions are solidifying our leadership position as a strategic supplier to our customers by helping them significantly reduce their time-to-market, their project risks and their development costs," concluded St. Dennis.

Conference Call

    Management will host a conference call at 2:30 p.m. Pacific Time on July 31, 2001 to discuss this announcement. You may listen to the conference call by calling 800-863-4938 in the U.S. (706-634-7025 internationally). A replay will be available beginning at approximately 6:00 p.m. Pacific Time on July 31, 2001 through 11:59 p.m. on Aug 2, 2001. To listen to the replay, please call 800-642-1687 in the U.S. (706-645-9291 internationally) and enter the conference I.D. number 1501926. In addition, the company will host its regularly scheduled earnings conference call on August 16, 2001 to review final results for the period and to provide additional future guidance.

About Wind River

    Wind River, www.windriver.com, is a worldwide leader in embedded software and services for creating connected smart devices. Wind River provides software development tools, real-time operating systems, and advanced connectivity for use in products throughout the Internet, telecommunications and data communications, digital imaging, digital consumer electronics, networking, medical, computer peripherals, automotive, industrial automation and control, and aerospace/defense markets. Wind River is how smart things thinkTM. Founded in 1983, Wind River is headquartered in Alameda, California, with operations in sixteen countries worldwide.

    Except for the historical information contained herein, this news release contains forward-looking statements, including those relating to contemplated product offerings, acquisition and integration costs and market share that involve risks and uncertainties that could cause actual results to differ materially from those contemplated herein. Factors that could cause or contribute to such differences include but are not limited to timely development, acceptance and pricing of new products, the impact of competitive products and pricing, the potential slow down in funding for newer customers ("start-ups"), the general adverse business environment and other risk factors detailed in the company's 2001 Annual Report on Form 10-K and other periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

    Wind River Systems, the Wind River Systems logo and Tornado are trademarks or registered trademarks of Wind River Systems, Inc.

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  EXHIBIT 99.1
Wind River Revises Second Quarter Outlook
Company Continues Focus on Operational Efficiency